Exhibit 99.1

SWK Holdings Corporation (SWKH)

Q2 2023 Corporate & Financial Results Conference Call

Wednesday, August 9, 2023, 5:00 PM ET.

Executives

Jason Rando, Tiberend Strategic Advisors

Jody Staggs, President and Chief Executive Officer

Yvette Heinrichson, Chief Financial Officer

Analysts

Jacob Steven, Lake Street Capital Markets

Scott Jensen, Private Investor

Michael Diana, Maxim Group

Presentation

Operator: Good afternoon, and welcome to the SWK Holdings Corporation Second Quarter 2023 Corporate and Financial Results Conference Call. (Operator Instructions). After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Jason Rando with Tiberend Strategic Advisors. Please go ahead.

Jason Rando: Good evening, and thank you for joining SWK Holdings’ Second Quarter 2023 Financial and Corporate Results Call. Earlier today, SWK Holdings issued a press release detailing its financial results for the three months ended June 30, 2023. The press release can be found in the Investor Relations section of swkhold.com under News Releases.

Before beginning today’s call, I would like to make the following statement regarding forward-looking statements. Today we will be making certain forward-looking statements about future expectations, plans, events and circumstances, including statements about our strategy, future operations and the development of our consumer and drug product candidates, plans for future potential product candidates and studies and our expectations regarding our capital allocation and cash resources. These statements are based on our current expectations, and you should not place undue reliance on these statements.

Actual results may differ materially due to our risks and uncertainties, including those detailed in the Risk Factors section of SWK Holdings’ 10-K filed with the SEC, and other filings we make with the SEC from time to time. SWK Holdings disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

Joining me from SWK Holdings on today’s call are Jody Staggs, President and CEO, and Yvette Heinrichson, Chief Financial Officer. They will provide an update on SWK’s second quarter 2023 corporate and financial results. Jody, go ahead.

Jody Staggs: Thank you, Jason, and thanks, everyone, for joining our second quarter conference call. During the second quarter, we made progress on several key initiatives, including closing a new $45 million credit facility, continuing the operational and financial turnaround at Enteris, and concluding two long-running work outs.

Our financing business remains healthy, and we generated a 15.4% realized yield during the quarter, and are working towards multiple new financing closings by years-end.

Tangible book value per share increased to $18.95 per share, an 8% year-over-year increase after adjusting for the implementation of CECL.

During the quarter, we repurchased $4.6 million of shares at an average price of $16.88, a 23% discount to the GAAP book value of $21.79.

There’s much to be excited about at SWK. Second quarter results were largely in line with internal expectations as, financial segment non-GAAP net income totaled $7.6 million, representing a 12% annualized return on tangible book value. While we are pleased with the 12% return, we aim to improve on it through diligent underwriting of life science loans and royalties, coupled with appropriate balance sheet leverage.

Our gross investment assets totaled $234 million, compared with the total of $249 million at March 31, 2023 and $175 million at June 30, 2022. The sequential decline is primarily due to the sale of our Acer loan to a third party for approximately $14 million.

Our portfolio effective yield was 14.5% compared with 15.5% in the first quarter of 2023. The sequential decrease is primarily due to the divestiture of the Acer loan.

Our realized yield in the quarter was 15.4% compared with 15.3% in the first quarter of 2023. There were no early prepayments during the quarter. Looking ahead, our realized yield should benefit from the recent reference rate increase, as well as pricing discipline on new financing proposals.

Turning to the portfolio, during the quarter, we finalized the work out for the Flowonix loan, and after quarter’s-close, we finalized the work out for the Ideal royalty. In both situations, we received cash at close, with the majority of recovery expected from future royalties. At this time, we believe the cash received, combined with estimated future royalties, will exceed the carrying value of position. Thus, we do not anticipate taking an impairment on either position. However, both positions will remain on non-accrual.

Looking at credit quality, we rate our loans 1 to 5, with 5 being the highest score. During the quarter, we had one loan scored as a 2, while the Flowonix loan, which has been in work out for several quarters with the discussed resolution achieved in late second quarter of 2023, was scored at 1. The remaining loans were rated 3 or better. We rate our royalties green, yellow and red, and the Ideal and best non-accrued royalties were rated red, while the remaining royalties were rated green.

Results in Enteris continued to improve, and were in line with internal expectations. Revenue increased 55% sequentially to $200,000. And we expect revenue to accelerate in third quarter and fourth quarter based on work generated from our former service partnership, which was signed in late April. Year-to-date, we have about $2.0 million of CDMO projects, and are bidding on an additional $9.0 million of projects, which is an increase from $7.0 million of projects we were bidding on last quarter.

Second quarter Enteris operating expense totaled $2.5 million compared with $1.4 million as at first quarter of 2023. However, the second quarter included a final R&D payment, as well as employee retention payments, which cumulatively totaled approximately $1.0 million. We expect the Enteris quarterly OpEx will be approximately $1.5 million per quarter in the back half of 2023. We are working with an advisor to evaluate strategic alternatives for Enteris, and will provide an update when appropriate.

During the quarter, we closed a $45 million committed financing with First Horizon Bank, which replaced our prior $35 million facility. The new facility gives SWK additional liquidity, as well as flexibility to pursue other balance sheet capital options.

During the quarter, we repurchased 272,492 shares at an average cost of $16.88. And year-to-date, we’ve repurchased approximately 327,000 shares for $5.6 million at an average cost of $16.96. We view repurchasing shares at the current level as a highly attractive use of shareholders’ capital.

To summarize, the second quarter of 2023 was a solid quarter for our financial segment with a 12% return on tangible equity. We were able to conclude work out process for two of our nonaccrual loans with reasonable outcomes. We’re pursuing multiple core life science financings with attractive returns and expect to close additional transactions by year-end. And our new credit facility provides additional liquidity plus flexibility going forward.

With that, I would like to turn the call to our CFO Yvette Heinrichson for an update on our financial performance for the quarter. Yvette, the call is yours.

Yvette Heinrichson: Thank you, Jody, and good afternoon, everyone. Earlier today, we reported earnings for the second quarter of 2023. We reported GAAP pre-tax net income of $5.4 million or $0.42 per diluted share. Our reported Q2 2023 net income of $3.9 million after income tax expense of $1.4 million included a $2.5 million increase in finance receivables segment revenue, and a $0.1 million increase in our pharmaceutical development segment revenue.

The $2.5 million increase in year-over-year finance receivables segment revenue was primarily due to the $2.5 million increase and interest in fees earned due to funding new and existing loans, a $0.8 million increase in interest income due to an overall increase in reference rates, and a net $0.5 million increase in royalty revenue when compared to the same period of the previous year. The increase was partially offset by a $1.3 million decrease in interest royalties and fees earned on finance receivables that were paid off in 2022 and 2023.

Absent any material unforeseen payoffs, we still anticipate finance receivables revenue over the next two quarters of the year to be comparable to revenue reported in Q2 2023.

As Jody mentioned earlier, overall operating expenses, which include interest, pharmaceutical, manufacturing, research and development expense, as well as general and administrative expense, were $4.9 million during Q2 2023, compared to $4.6 million in Q2 2022.

Enteris operating expenses were $2.5 million in Q2 2023 compared to $2.4 million in Q2 2022. And finance receivable segment operating expenses were $2.4 million in Q2 2023 compared to $2.2 million in Q2 2022. The slight increase in finance receivable segment operating expenses was primarily due to a $0.2 million increase in interest expense due to a higher overall average balance on our credit facility.

And second quarter 2023 pharmaceutical development segment operating expenses included a $0.4 million expense for employee bonus retention as well as $0.5 million final payment to our CRO vendor. Neither of these expenses are expected to be repeated in the third quarter of 2023.

And finally, our finance receivables portfolio decreased by $14.8 million from the first quarter of 2023. That resulted in a $0.7 million benefit to our allowance for credit losses in Q2 2023.

As a reminder, in Q1 of this year, we adopted the accounting standard known as CECL. Going forward, changes to the size of our finance receivables will result in a corresponding percentage change to our allowance for credit losses, as was the case in Q2 2023.

Changes in the underlying assumptions used to establish our initial loss rates will also result in changes to our allowance for credit losses. We did not have any changes to these assumptions during the second quarter of 2023. Any future changes to our allowance for credit losses will run through the income statement.

I will now turn the call back over to Jody.

Jody Staggs: Thank you, Yvette. In summary, the second quarter of 2023 was a solid period, with results in line with our expectations. We made material progress on key initiatives during the first half of the year, and for the remainder of 2023, we will pursue our goals with an aim of creating value for our owners.

Operator, let’s open the call for questions.

Questions and Answers

Operator: We will now begin the question and answer session. (Operator Instructions). Jacob Steven with Lake Street Capital Markets.

Jacob Steven: Just wanted to touch on the equity capital markets. We’ve seen them open up quite modestly over the last quarter here. How does this impact your ability to deploy capital and your risk tolerance with making loans?

Jody Staggs: Yes, thanks, appreciate the question. Thanks for dialing in. I would say there’s sort of two dynamics from that. The first of all is for a portfolio of companies that are public. The ability to tap those equity markets is a positive. Most of our borrowers are in a cash burning situation pre-profit. So that’s great for them. For situations where we’re out there trying to pursue a new loan, equity is almost always our number one competitor.

So in some ways, that’s a modest negative, but I would say our pipeline is strong, and most of the companies we’re speaking with really don’t have access to the capital markets in any sort of material shape. There’s a few that we’re speaking with that are public, and they maybe are considering that. But it’s still fairly tough for small companies to access those in sort of any material means.

Jacob Steven: Okay. And maybe just touch on the First Horizon Bank deal here. Does that change your lendable capital base, or do you need access to additional facilities? How are you thinking about the capacity to grow the loan book here over the next 4 months?

Jody Staggs: Yes, absolutely. So it increases our current capacity by $10 million. So we’ve got $45 million committed by First Horizon now. Our prior facility was $35 million. I think what this facility gives us is, first of all, the terms our partner -- I think it’s going to allow us to syndicate this facility a bit more easily and that’s something we’re focused on now. So both our partner and SWK are focused on working with potential partner banks to bring them into the facility. And we would love to take this up to $75 million or $80 million. So we’re working really hard on that. I guess the challenge right now is the regional bank market is in somewhat of a challenged position. So those conversations will take time, but it’s a focus.

The other, I think, positive of this facility is it does allow us to issue an unsecured bond, and that’s something we’re considering as well. So we’ve got a couple of other ways to bring on capital. The facility at $45 million is great and a good starting spot, but we believe that this business should support much more leverage than that.

Jacob Steven: Okay. And then just last one for me here. Any updated thoughts on the buyback? Are you guys just kind of plan to keep buying shares at a discount to book value here, or how are you thinking about that moving forward?

Jody Staggs: Yes, absolutely. So in May, the board did authorize a new $10 million buyback, which was great. And we appreciate their support and their belief that shares are materially undervalued. Management shares that view. So we have a new broker we’re working with, and the new the new plan is, I would say, a bit more flexible than our old plan. So you probably saw that we repurchased almost $5 million, $4.6 million during the quarter, and we’re pushing $6 million year-to-date.

So the new plan seems to be working quite a bit better and we’ll just continue to work the plan in terms of the stopping at this price, we’ve got tiers, and as we get these reporting out, we’ll have an open period where we can maybe be more aggressive. But buying back the stock at the current price, I think the valuation is quite attractive, and so that’s something that the board and management will continue to do.

Jacob Steven: Got it. Thanks. Best of luck moving forward here.

Operator: (Operator Instructions). Scott Jensen, a private investor.

Scott Jensen: Good quarter, Jody and everyone on the team. Especially like the buyback, which was just mentioned, and pleasantly surprised on the two work outs. It’s not going to be a hit to the bottom line, at least at this point.

My question, I guess, is on Enteris. It looks like some good progress being made. And when you say $9 million in, future bids are out there, what is the kind of metrics that you use to compete on those? Is it price, is it reputation? Like how can we kind of get an idea of how that bid ratio might work out?

Jody Staggs: Yes, great question. We’re still learning a bit about that. So the majority of those bids, those proposals, stem from our partnership with a large firm pharma service organization, which I’m not supposed to name. But we’ve been working with them since April in a formal arrangement, and we are their preferred provider for certain phase one and phase two services. So they’ve got customers, they’ve got small biotechs, pharmas, coming to them for help as they develop their programs and in for particular, dosing technologies. And that that partner is referring them to us for certain of these services. So these are really warm leads.

I would need to check, but we’re picking up the vast majority of that revenue. The partner is keeping a bit of it, and really, for them, the benefit is getting these biotechs, quality CDMO services, and moving them through the clinical progression, so they can hopefully, use our partner’s technology, patented technology, once they get out to market.

I wish I had some number to tell you we’ll pick up X percent, but the rates have been great so far. The early proposals we put out, we’re winning lots of those, and I think we’ll definitely win our fair share of these new ones, particularly given that these are coming through warm leads. But at this time, I don’t have a great rubric of the percent, and I’m still kind of working with Paul and the team at Enteris to understand that a bit better myself.

Scott Jensen: And then just kind of a continuation, as you say, strategic options, possibly for Enteris. Clearly, one of the things that you’ve benefited from over the past number of years have been the paybacks from some of the Cara royalties. And it seems like they’re making good progress, at least their report this week on their oral program. Would that be something where you’d still maintain some kind of future royalty access, or would it just depend on the bid or the options that you’re presented with?

Jody Staggs: Yes, I think we would retain that. It’s really a financial asset at this point in time. We like royalties, we understand it. We think we understand what the value is. So there’s no reason we couldn’t retain that. I tend to think the people that might be interested in the CDMO business are not really that interested in a royalty from a third party. So I would envision that we would retain that. There is another royalty there at Enteris as well. We haven’t talked too much about it and it’s just a royalty. There are no milestones; there’s an active program going on there. And then we’re actually working on some other proposals as well. So I think all of those types of things, which are really financial assets, SWK would keep. I just don’t see a CDMO buyer really being that interested in those.

Scott Jensen: Excellent. Well, thank you. Keep up the good work and let’s hope your broker keeps up buying it back.

Operator: Michael Diana with Maxim Group.

Michael Diana: Now that SVB has been gone for about 4 months, do you notice any change in the competitive environment?

Jody Staggs: Initially, I think the answer is yes. So there for a period of time, capital was really scarce. I think -- and actually, we’ve got -- one of our signed term sheets is a refi from SVB. And we’re speaking -- I think my colleagues are speaking with another situation now, which again, is another SVB situation where they’ve got an SVB facility. So I think we have seen those opportunities. Now SVB, a lot of those professionals now have moved on, and I think they’re really active. If you look at First Citizens and some of these people, they’re getting back out there.

So there definitely has been an opportunity, particularly in the smaller side, where we play a lot in some of the less sponsor-back channels. I gather the new owner of SVB, and in some of the places the banks where those folks are going, they’re probably moving up the quality spectrum. So yes, it is an opportunity. I think it’s not sort of the flood that we thought we might see when SVB and Signature went under, if that makes sense.

Michael Diana: Okay, great. Thank you.

Operator: It appears are no further questions. This concludes our question-and-answer session. I would like to turn the conference back over to Jody Staggs for any closing remarks.

Jody Staggs: Appreciate everyone speaking again. Hopefully, we’ve expressed the excitement we feel for what we’ve achieved so far this year, and the opportunities ahead. Again, appreciate your support and dialing in, and feel free to reach out to myself, Yvette, or the Tiberend team, and if you have any questions. Hope you have a good evening. Bye-bye.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.